Exhibit 99.1

(1)

Pursuant to the terms of a stock option agreement entered into between Kexuan Yao and Feng Gao, filed as Exhibit 10.6 to the Registrant’s Form 8-K filed as of June 30, 2008, Mr. Yao has the right to purchase from Ms. Gao: (i) 1,325,000 shares upon entry by Mr. Yao and Armco & Metawise (HK), Ltd. (“Armco”), a subsidiary of registrant, into a binding employment agreement for a term of not less than three years for Mr. Yao to serve as the Chief Executive Officer and Chairman of registrant’s subsidiaries Armet (Lianyungang) Renewable Resources Co., Ltd. and Henan Armco & Metawise Trading Co., Ltd.; (ii) 1,325,000 shares upon the U.S. Securities and Exchange Commission declaring a registration statement filed by the registrant under the Securities Act of 1933 effective, or, investors who purchase common stock from the registrant pursuant to a securities purchase agreement to be entered into between registrant and the investors, being able to sell their common stock under Rule 144, as then effective under the U.S. Securities Act of 1933, as amended; (iii) 1,325,000 shares upon Armco achieving not less than $5,000,000 in pre-tax profits, as determined under United States Generally Accepted Accounting Principles consistently applied (“US GAAP”) for the calendar year ending December 31, 2008; and (iv) 1,325,000 upon Armco achieving not less than $75,000,000 in gross revenues, as determined under US GAAP for the calendar year ending December 31, 2008.